Exhibit 99.1

Equinix Reports Third-Quarter 2023 Results

Company Delivers Quarterly Revenues Greater than $2 Billion as Enterprises and Service Providers Look to Integrate AI into their Strategies and Offerings

REDWOOD CITY, Calif., Oct. 25, 2023 /PRNewswire/ --

  Quarterly revenues increased 12% over the same quarter last year to $2.1 billion, or 14% on a normalized and constant currency basis
  Closed 4,200 deals in Q3 across more than 3,100 customers, including record new logos from high-propensity, targeted customers
  Channel bookings accounted for over 65% of new logos with wins focused on digital transformation initiatives
  Increased quarterly cash dividend by 25% to $4.26 per share on its common stock due to continued strong operating performance

Equinix, Inc. (Nasdaq: EQIX), the world's digital infrastructure company®, today reported results for the quarter ended September 30, 2023. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements. All per share results are presented on a fully diluted basis.

Third-Quarter 2023 Results Summary

  Revenues
    $2.06 billion, a 12% increase over the same quarter last year
    Includes a $1 million negative foreign currency impact when compared to prior guidance rates
  Operating Income
    $380 million, a 14% increase over the same quarter last year, due to strong operating performance and an operating margin of 18%
  Net Income and Net Income per Share attributable to Equinix
    $276 million, a 30% increase over the same quarter last year, primarily due to higher income from operations and a favorable tax settlement
    $2.93 per share, a 27% increase from the same quarter last year
  Adjusted EBITDA
    $936 million, a 7% increase over the same quarter last year, and an adjusted EBITDA margin of 45%
    Includes a $1 million negative foreign currency impact when compared to prior guidance rates and $2 million of integration costs
  AFFO and AFFO per Share
    $772 million, an 8% increase over the same quarter last year
    $8.19 per share, a 6% increase over the same quarter last year

2023 Annual Guidance Summary

  Revenues
    $8.166 - $8.206 billion, an increase of 12 - 13% over the previous year, or a normalized and constant currency increase of 14 - 15%
    Includes a $25 million negative foreign currency impact compared to prior guidance rates
  Adjusted EBITDA
    $3.680 - $3.710 billion, a 45% adjusted EBITDA margin
    An increase of $17 million compared to prior guidance offset by a $12 million negative foreign currency impact
    Includes $15 million of integration costs
  AFFO and AFFO per Share
    $2.996 - $3.026 billion, an increase of 10 - 12% over the previous year, or a normalized and constant currency increase of 12 - 14%
    An increase of $27 million compared to prior guidance offset by a $9 million negative foreign currency impact
    $31.87 - $32.19 per share, an increase of 8 - 9% over the previous year, or a normalized and constant currency increase of 10 - 11%

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.

Equinix Quote

Charles Meyers, President and CEO, Equinix:

"We delivered another solid quarter of results and continue to drive strong value creation on a per share basis, raising both our dividend and AFFO/share outlook for the full year. A recent Gartner poll found 55% of organizations are in pilot or production mode with generative AI.1 We're seeing this manifest in accelerated interest from both enterprise customers and emerging service providers looking to service this demand. We expect Equinix's broad portfolio of offerings, in tandem with our key technology partners, will allow us to capture high-value opportunities across the AI value chain, positioning Platform Equinix to be the place where private AI happens and allowing customers to place compute resources in proximity to data and seamlessly leverage public cloud capabilities while maintaining control of high-value proprietary data."

Business Highlights

  Given strong demand signals and the long duration in delivering new capacity, Equinix continues to expand its global footprint. The company currently has 56 major projects underway across 39 markets in 23 countries, including 14 xScale® builds that are expected to deliver more than 100 megawatts of capacity once opened.
    In Q3, Equinix added nine new projects, including new builds in Madrid, Osaka, São Paulo and Silicon Valley.
    More than 50% of expansion capital investment is supporting major metros as the company builds in highly differentiated and scaled markets.
    To support India's growing digital economy, which is expected to reach $1 trillion by 20262, Equinix announced an investment of $42 million for its fourth International Business Exchange™ (IBX®) data center in Mumbai, called MB4. Expected to open before the end of the year, the new facility will allow local and overseas businesses to expand their digital capability as a foundation to accelerate digital transformation in India.
    As AI demand accelerates, Equinix is innovating to build the data center of the future, using its Co-Innovation facility in Ashburn, Virginia, to evaluate technologies to support escalating power requirements including supporting high-power-density AI deployments with liquid cooling technologies—such as direct-to-chip, immersion and rear door heat exchangers. The company can support liquid-cooled deployments across all markets, including support for direct-to-chip liquid cooling in 45 markets across all three regions, with live liquid-cooled deployments across a range of deployment sizes and densities.
  Equinix continues to invest behind its platform strategy with revenue growth from its digital services portfolio over-indexing the broader business, including strong adoption of Equinix's Network Edge offering by enterprise customers.
    Equinix's global interconnection franchise continues to perform with over 460,000 total interconnections. Equinix Fabric® saw continued momentum with record port orders, and Equinix Internet Exchange® had another strong quarter with peak traffic reaching nearly 35 terabits per second.
    Earlier this month, Equinix and NetApp announced an expanded collaboration with the release of NetApp Storage on Equinix Metal which is an integrated, full stack solution that provides enterprise customers low-latency access to all clouds while keeping control of their data.
    With nearly 40% market share of cloud on-ramps in markets where it operates, Equinix is well-positioned with key players in the AI ecosystem, and in August, Equinix was recognized as a 2023 Google Cloud Customer Awards winner for the company's work supporting Google AI technology.
  In September, Equinix expanded its relationship with Southern Cross Cables Limited to provide a key U.S.-based interconnectivity access point for the Southern Cross NEXT ("SX NEXT") submarine cable system. SX NEXT is leveraging Equinix's next-generation cable landing station architecture in its LA4 Los Angeles IBX data center to boost aggregate capacity on Southern Cross' Trans-Pacific networks by 500%.
  Earlier this month, Equinix announced that the Warsaw Stock Exchange is migrating its primary matching engine and trading system to Equinix to offer more capabilities and enhanced trading performance.
  Adam Berlew was appointed Chief Marketing Officer in September. With more than 25 years' experience in strategic marketing and global leadership roles, Berlew returns to Equinix after previously serving as Vice President of Global Marketing from 2012 to 2015. He joins Equinix's Customer and Revenue leadership team and will be accountable for driving customer acquisition and revenue growth through effective marketing strategies that align with the company's vision for Platform Equinix®.

[1]	Gartner, Press Release, "Gartner Poll Finds 55% of Organizations are in Piloting or Production Mode with Generative AI," October 3, 2023.
[2]	The Times of India, "We plan to make India $1 trillion digital economy by 2026: Minister Rajeev Chandrasekhar," March 10, 2023.

GARTNER is a registered trademark and service mark of Gartner, Inc. and/or its affiliates in the U.S. and internationally and is used herein with permission. All rights reserved. The Gartner content described herein, (the "Gartner Content") represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and are not representations of fact. Gartner Content speaks as of its original publication date (and not as of the date of this press release) and the opinions expressed in the Gartner Content are subject to change without notice.

Business Outlook

For the fourth quarter of 2023, the Company expects revenues to range between $2.088 and $2.128 billion, an increase of approximately 1 - 3% over the previous quarter, or a normalized and constant currency increase of 3 - 4%. This guidance includes a $26 million negative foreign currency impact when compared to the average FX rates in Q3 2023. Adjusted EBITDA is expected to range between $899 and $929 million. This guidance includes specific one-time costs attributed to corporate real estate activities, a $13 million negative foreign currency impact when compared to the average FX rates in Q3 2023 and $5 million of integration costs from acquisitions. Recurring capital expenditures are expected to range between $100 and $120 million.

For the full year of 2023, total revenues are expected to range between $8.166 and $8.206 billion, a 12 - 13% increase over the previous year, or a normalized and constant currency increase of 14 - 15%. This updated guidance maintains prior full year revenue guidance, offset by a $25 million negative foreign currency impact when compared to the prior guidance rates. Adjusted EBITDA is expected to range between $3.680 and $3.710 billion, an adjusted EBITDA margin of 45%. This updated guidance includes an underlying raise of $17 million from better-than-expected operating performance and lower integration costs, offset by a $12 million negative foreign currency impact when compared to prior guidance rates. AFFO is expected to range between $2.996 and $3.026 billion, an increase of 10 - 12% over the previous year, or a normalized and constant currency increase of 12 - 14%. This updated guidance includes an underlying raise of $27 million from better-than-expected business performance and lower integration costs, partially offset by a $9 million negative foreign currency impact when compared to prior guidance rates. AFFO per share is expected to range between $31.87 and $32.19, an increase of 8 - 9% over the previous year, or a normalized and constant currency increase of 10 - 11%. Total capital expenditures are expected to range between $2.675 and $2.925 billion. Non-recurring capital expenditures, including xScale-related capital expenditures, are expected to range between $2.462 and $2.692 billion, and recurring capital expenditures are expected to range between $213 and $233 million. xScale-related on-balance sheet capital expenditures are expected to range between $191 and $241 million, which we anticipate will be reimbursed to Equinix from both the current and future xScale JVs.

The U.S. dollar exchange rates used for 2023 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.09 to the Euro, $1.19 to the Pound, S$1.37 to the U.S. Dollar, ¥149 to the U.S. Dollar, A$1.56 to the U.S. Dollar, HK$7.83 to the U.S. Dollar, R$5.03 to the U.S. Dollar and C$1.36 to the U.S. Dollar. The Q3 2023 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen, Australian Dollar, Hong Kong Dollar, Brazilian Real and Canadian Dollar is 20%, 11%, 8%, 5%, 4%, 3%, 3% and 3%, respectively.

The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, income tax expense, an income tax expense adjustment, recurring capital expenditures, other income (expense), (gains) losses on disposition of real estate property, and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q3 2023 Results Conference Call and Replay Information

Equinix will discuss its quarterly results for the period ended September 30, 2023, along with its future outlook, in its quarterly conference call on Wednesday, October 25, 2023, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call through Wednesday, February 14, 2024, by dialing 1-888-566-0097 and referencing the passcode 2023. In addition, the webcast will be available at www.equinix.com/investors (no password required).

Investor Presentation and Supplemental Financial Information

Equinix has made available on its website a presentation designed to accompany the discussion of Equinix's results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.

Additional Resources

  Equinix Investor Relations Resources

About Equinix

Equinix (Nasdaq: EQIX) is the world's digital infrastructure company®. Digital leaders harness Equinix's trusted platform to bring together and interconnect foundational infrastructure at software speed. Equinix enables organizations to access all the right places, partners and possibilities to scale with agility, speed the launch of digital services, deliver world-class experiences and multiply their value, while supporting their sustainability goals.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.

Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.

Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents net income excluding income tax expense, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of a data center, and do not reflect its current or future cash spending levels to support its business. Its data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of a data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions, and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix's current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to Equinix's decision to exit leases for excess space adjacent to several of its IBX® data centers, which it did not intend to build out, or its decision to reverse such restructuring charges. Equinix also excludes impairment charges generally related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of assets are not recoverable. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes transaction costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The transaction costs relate to costs Equinix incurs in connection with business combinations and formation of joint ventures, including advisory, legal, accounting, valuation and other professional or consulting fees. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the transactions. Management believes items such as restructuring charges, impairment charges, transaction costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.

Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), both commonly used in the REIT industry, as supplemental performance measures. Additionally, Equinix presents AFFO per share, which is also commonly used in the REIT industry. AFFO per share offers investors and industry analysts a perspective of Equinix's underlying operating performance when compared to other REIT companies. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and transaction costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix's current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period's operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX and xScale data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.

Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix's business performance. To present this information, Equinix's current and comparative prior period revenues and certain operating expenses from entities with functional currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the current inflationary environment; foreign currency exchange rate fluctuations; increased costs to procure power and the general volatility in the global energy market; the challenges of acquiring, operating and constructing IBX and xScale data centers and developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC. Condensed Consolidated Statements of Operations (in thousands, except per share data) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Recurring revenues	$ 1,961,043	$ 1,917,570	$ 1,748,132	$ 5,768,693	$ 5,097,907
Non-recurring revenues	99,987	100,838	92,527	308,954	294,353
Revenues	2,061,030	2,018,408	1,840,659	6,077,647	5,392,260
Cost of revenues	1,068,991	1,060,800	934,669	3,135,882	2,780,801
Gross profit	992,039	957,608	905,990	2,941,765	2,611,459
Operating expenses:
Sales and marketing	212,506	215,016	193,089	638,193	579,327
General and administrative	403,890	406,429	375,483	1,205,193	1,098,518
Transaction costs	(775)	5,718	2,007	6,543	11,310
(Gain) loss on asset sales	(3,933)	(1,941)	2,252	(5,022)	3,976
Total operating expenses	611,688	625,222	572,831	1,844,907	1,693,131
Income from operations	380,351	332,386	333,159	1,096,858	918,328
Interest and other expense:
Interest income	23,111	23,503	11,192	66,002	17,806
Interest expense	(101,385)	(99,973)	(91,346)	(298,839)	(262,137)
Other expense	(5,972)	(11,518)	(6,735)	(9,987)	(22,522)
Gain (loss) on debt extinguishment	(360)	—	75	(106)	184
Total interest and other, net	(84,606)	(87,988)	(86,814)	(242,930)	(266,669)
Income before income taxes	295,745	244,398	246,345	853,928	651,659
Income tax expense	(19,985)	(37,385)	(34,606)	(112,425)	(75,985)
Net income	275,760	207,013	211,739	741,503	575,674
Net (income) loss attributable to non-controlling interests	34	17	68	107	(92)
Net income attributable to Equinix	$ 275,794	$ 207,030	$ 211,807	$ 741,610	$ 575,582
Net income per share attributable to Equinix:
Basic net income per share	$ 2.94	$ 2.21	$ 2.30	$ 7.94	$ 6.31
Diluted net income per share	$ 2.93	$ 2.21	$ 2.30	$ 7.91	$ 6.29
Shares used in computing basic net income per share	93,683	93,535	91,896	93,396	91,234
Shares used in computing diluted net income per share	94,168	93,857	92,135	93,788	91,519

EQUINIX, INC. Condensed Consolidated Statements of Comprehensive Income (in thousands) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income	$ 275,760	$ 207,013	$ 211,739	$ 741,503	$ 575,674
Other comprehensive loss, net of tax:
Foreign currency translation adjustment ("CTA") income (loss)	(412,910)	25,923	(703,640)	(229,773)	(1,566,602)
Net investment hedge CTA gain (loss)	149,608	(24,186)	360,350	85,462	805,661
Unrealized gain (loss) on cash flow hedges	25,685	(4,792)	6,120	8,012	90,774
Net actuarial loss on defined benefit plans	(119)	(116)	(19)	(350)	(59)
Total other comprehensive loss, net of tax	(237,736)	(3,171)	(337,189)	(136,649)	(670,226)
Comprehensive income (loss), net of tax	38,024	203,842	(125,450)	604,854	(94,552)
Net (income) loss attributable to non-controlling interests	34	17	68	107	(92)
Other comprehensive (income) loss attributable to non-controlling interests	182	(97)	28	85	60
Comprehensive income (loss) attributable to Equinix	$ 38,240	$ 203,762	$ (125,354)	$ 605,046	$ (94,584)

EQUINIX, INC. Condensed Consolidated Balance Sheets (in thousands) (unaudited)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$ 2,357,497	$ 1,906,421
Accounts receivable, net	1,030,694	855,380
Other current assets	497,189	459,138
Assets held for sale	—	84,316
Total current assets	3,885,380	3,305,255
Property, plant and equipment, net	17,370,577	16,649,534
Operating lease right-of-use assets	1,516,011	1,427,950
Goodwill	5,589,124	5,654,217
Intangible assets, net	1,730,538	1,897,649
Other assets	1,592,972	1,376,137
Total assets	$ 31,684,602	$ 30,310,742
Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity
Accounts payable and accrued expenses	$ 1,058,235	$ 1,004,800
Accrued property, plant and equipment	363,549	281,347
Current portion of operating lease liabilities	135,636	139,538
Current portion of finance lease liabilities	133,360	151,420
Current portion of mortgage and loans payable	8,211	9,847
Other current liabilities	194,700	251,346
Total current liabilities	1,893,691	1,838,298
Operating lease liabilities, less current portion	1,399,852	1,272,812
Finance lease liabilities, less current portion	2,121,382	2,143,690
Mortgage and loans payable, less current portion	637,625	642,708
Senior notes, less current portion	12,945,222	12,109,539
Other liabilities	775,271	797,863
Total liabilities	19,773,043	18,804,910
Redeemable non-controlling interest	25,000	—
Equinix stockholders' equity:
Common stock	94	93
Additional paid-in capital	18,051,150	17,320,017
Treasury stock	(57,199)	(71,966)
Accumulated dividends	(8,287,599)	(7,317,570)
Accumulated other comprehensive loss	(1,526,010)	(1,389,446)
Retained earnings	3,706,448	2,964,838
Total Equinix stockholders' equity	11,886,884	11,505,966
Non-controlling interests	(325)	(134)
Total stockholders' equity	11,886,559	11,505,832
Total liabilities, redeemable non-controlling interest and stockholders' equity	$ 31,684,602	$ 30,310,742

Ending headcount by geographic region is as follows:
Americas headcount	5,949	5,493
EMEA headcount	4,215	3,936
Asia-Pacific headcount	2,882	2,668
Total headcount	13,046	12,097

EQUINIX, INC. Summary of Debt Principal Outstanding (in thousands) (unaudited)

	September 30, 2023	December 31, 2022

Finance lease liabilities	$ 2,254,742	$ 2,295,110

Term loans	616,056	618,028
Mortgage payable and other loans payable	29,780	34,527
Plus: debt discount and issuance costs, net	777	1,062
Total loans payable principal	646,613	653,617

Senior notes	12,945,222	12,109,539
Plus: debt discount and issuance costs	111,573	117,351
Total senior notes principal	13,056,795	12,226,890

Total debt principal outstanding	$ 15,958,150	$ 15,175,617

EQUINIX, INC. Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

Cash flows from operating activities:
Net income	$ 275,760	$ 207,013	$ 211,739	$ 741,503	$ 575,674
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	466,613	459,746	431,668	1,381,298	1,300,882
Stock-based compensation	98,446	104,546	101,830	301,707	296,464
Amortization of debt issuance costs and debt discounts	4,684	4,653	4,533	13,927	13,273
(Gain) loss on debt extinguishment	360	—	(75)	106	(184)
(Gain) loss on asset sales	(3,933)	(1,941)	2,252	(5,022)	3,976
Other items	12,776	20,465	10,536	42,242	22,418
Changes in operating assets and liabilities:
Accounts receivable	(47,147)	(99,164)	29,823	(199,703)	(97,206)
Income taxes, net	(14,530)	2,954	29,656	(6,585)	9,874
Accounts payable and accrued expenses	69,082	88,632	103,941	84,949	83,089
Operating lease right-of-use assets	39,977	42,337	38,684	117,080	112,923
Operating lease liabilities	(33,654)	(31,723)	(31,873)	(98,964)	(98,245)
Other assets and liabilities	(83,259)	(56,220)	(112,425)	(154,657)	(19,945)
Net cash provided by operating activities	785,175	741,298	820,289	2,217,881	2,202,993
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(26,664)	(30,290)	(22,398)	(81,347)	(87,347)
Business acquisitions, net of cash and restricted cash acquired	—	—	(80,342)	—	(964,010)
Real estate acquisitions	(112,896)	—	(6,568)	(153,293)	(39,899)
Purchases of other property, plant and equipment	(617,539)	(638,159)	(552,729)	(1,785,298)	(1,450,077)
Proceeds from asset sales	4,682	—	(1,509)	76,936	249,906
Net cash used in investing activities	(752,417)	(668,449)	(663,546)	(1,943,002)	(2,291,427)
Cash flows from financing activities:
Proceeds from employee equity programs	42,420	—	37,667	86,963	81,543
Proceeds from redeemable non-controlling interest	—	25,000	—	25,000	—
Payment of dividend distributions	(324,587)	(320,243)	(291,169)	(970,992)	(863,886)
Proceeds from public offering of common stock, net of offering costs	—	—	796,018	300,775	796,018
Proceeds from mortgage and loans payable	—	—	—	—	676,850
Proceeds from senior notes, net of debt discounts	336,853	—	—	902,092	1,193,688
Repayment of finance lease liabilities	(31,629)	(30,964)	(28,252)	(98,091)	(97,808)
Repayment of mortgage and loans payable	(2,133)	(1,020)	(25,195)	(5,556)	(586,227)
Debt issuance costs	(2,982)	—	—	(7,239)	(17,731)
Net cash provided by (used in) financing activities	17,942	(327,227)	489,069	232,952	1,182,447
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(35,027)	(46,681)	(39,063)	(57,825)	(135,599)
Net increase (decrease) in cash, cash equivalents, and restricted cash	15,673	(301,059)	606,749	450,006	958,414
Cash, cash equivalents and restricted cash at beginning of period	2,342,581	2,643,640	1,901,119	1,908,248	1,549,454
Cash, cash equivalents and restricted cash at end of period	$ 2,358,254	$ 2,342,581	$ 2,507,868	$ 2,358,254	$ 2,507,868
Supplemental cash flow information:
Cash paid for taxes	$ 42,021	$ 35,345	$ 22,462	$ 126,326	$ 96,221
Cash paid for interest	$ 97,152	$ 134,176	$ 91,406	$ 335,232	$ 301,706

Free cash flow (negative free cash flow) (1)	$ 59,422	$ 103,139	$ 179,141	$ 356,226	$ (1,087)

Adjusted free cash flow (2)	$ 172,318	$ 103,139	$ 266,051	$ 509,519	$ 1,002,822

(1)

We define free cash flow (negative free cash flow) as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$ 785,175	$ 741,298	$ 820,289	$ 2,217,881	$ 2,202,993
Net cash used in investing activities as presented above	(752,417)	(668,449)	(663,546)	(1,943,002)	(2,291,427)
Purchases, sales and maturities of investments, net	26,664	30,290	22,398	81,347	87,347
Free cash flow (negative free cash flow)	$ 59,422	$ 103,139	$ 179,141	$ 356,226	$ (1,087)

(2)

We define adjusted free cash flow as free cash flow (negative free cash flow) as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

Free cash flow (negative free cash flow) as defined above	$ 59,422	$ 103,139	$ 179,141	$ 356,226	$ (1,087)
Less business acquisitions, net of cash and restricted cash acquired	—	—	80,342	—	964,010
Less real estate acquisitions	112,896	—	6,568	153,293	39,899
Adjusted free cash flow	$ 172,318	$ 103,139	$ 266,051	$ 509,519	$ 1,002,822

EQUINIX, INC. Non-GAAP Measures and Other Supplemental Data (in thousands) (unaudited)

		Three Months Ended			Nine Months Ended
		September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
	Recurring revenues	$ 1,961,043	$ 1,917,570	$ 1,748,132	$ 5,768,693	$ 5,097,907
	Non-recurring revenues	99,987	100,838	92,527	308,954	294,353
	Revenues (1)	2,061,030	2,018,408	1,840,659	6,077,647	5,392,260

	Cash cost of revenues (2)	725,750	720,796	610,827	2,112,524	1,793,898
	Cash gross profit (3)	1,335,280	1,297,612	1,229,832	3,965,123	3,598,362

	Cash operating expenses (4)(7):
	Cash sales and marketing expenses (5)	138,879	141,241	120,467	420,430	365,912
	Cash general and administrative expenses (6)	260,470	255,201	238,449	763,309	701,490
	Total cash operating expenses (4)(7)	399,349	396,442	358,916	1,183,739	1,067,402

	Adjusted EBITDA (8)	$ 935,931	$ 901,170	$ 870,916	$ 2,781,384	$ 2,530,960

	Cash gross margins (9)	65%	64%	67%	65%	67%

	Adjusted EBITDA margins(10)	45%	45%	47%	46%	47%

	Adjusted EBITDA flow-through rate (11)	82%	(213) %	45%	39%	45%

	FFO (12)	$ 562,080	$ 495,240	$ 488,396	$ 1,605,472	$ 1,419,389

	AFFO (13)(14)	$ 771,617	$ 754,262	$ 712,036	$ 2,327,672	$ 2,056,060

	Basic FFO per share (15)	$ 6.00	$ 5.29	$ 5.31	$ 17.19	$ 15.56

	Diluted FFO per share (15)	$ 5.97	$ 5.28	$ 5.30	$ 17.12	$ 15.51

	Basic AFFO per share (15)	$ 8.24	$ 8.06	$ 7.75	$ 24.92	$ 22.54

	Diluted AFFO per share (15)	$ 8.19	$ 8.04	$ 7.73	$ 24.82	$ 22.47

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$ 596,871	$ 583,568	$ 555,352	$ 1,754,537	$ 1,619,511
	Interconnection	206,552	204,266	190,283	609,457	558,877
	Managed infrastructure	63,356	60,539	54,704	184,755	159,255
	Other	5,503	5,086	5,127	15,461	15,842
	Recurring revenues	872,282	853,459	805,466	2,564,210	2,353,485
	Non-recurring revenues	41,411	36,254	40,695	121,571	123,961
	Revenues	$ 913,693	$ 889,713	$ 846,161	$ 2,685,781	$ 2,477,446

	EMEA Revenues:

	Colocation	$ 538,256	$ 517,366	$ 445,733	$ 1,571,233	$ 1,293,641
	Interconnection	78,795	76,317	66,703	227,718	201,688
	Managed infrastructure	32,790	32,891	28,493	97,105	89,930
	Other	23,283	26,292	23,105	74,775	51,567
	Recurring revenues	673,124	652,866	564,034	1,970,831	1,636,826
	Non-recurring revenues	35,590	33,891	27,778	115,857	104,667
	Revenues	$ 708,714	$ 686,757	$ 591,812	$ 2,086,688	$ 1,741,493

	Asia-Pacific Revenues:

	Colocation	$ 329,054	$ 323,116	$ 295,008	$ 970,875	$ 859,258
	Interconnection	67,411	66,455	61,264	199,428	182,092
	Managed infrastructure	17,484	18,195	19,269	54,642	59,827
	Other	1,688	3,479	3,091	8,707	6,419
	Recurring revenues	415,637	411,245	378,632	1,233,652	1,107,596
	Non-recurring revenues	22,986	30,693	24,054	71,526	65,725
	Revenues	$ 438,623	$ 441,938	$ 402,686	$ 1,305,178	$ 1,173,321

	Worldwide Revenues:

	Colocation	$ 1,464,181	$ 1,424,050	$ 1,296,093	$ 4,296,645	$ 3,772,410
	Interconnection	352,758	347,038	318,250	1,036,603	942,657
	Managed infrastructure	113,630	111,625	102,466	336,502	309,012
	Other	30,474	34,857	31,323	98,943	73,828
	Recurring revenues	1,961,043	1,917,570	1,748,132	5,768,693	5,097,907
	Non-recurring revenues	99,987	100,838	92,527	308,954	294,353
	Revenues	$ 2,061,030	$ 2,018,408	$ 1,840,659	$ 6,077,647	$ 5,392,260

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$ 1,068,991	$ 1,060,800	$ 934,669	$ 3,135,882	$ 2,780,801
	Depreciation, amortization and accretion expense	(330,852)	(327,605)	(313,110)	(987,247)	(953,850)
	Stock-based compensation expense	(12,389)	(12,399)	(10,732)	(36,111)	(33,053)
	Cash cost of revenues	$ 725,750	$ 720,796	$ 610,827	$ 2,112,524	$ 1,793,898

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$ 270,272	$ 266,682	$ 247,976	$ 782,361	$ 731,015
	EMEA cash cost of revenues	304,345	297,684	220,887	873,208	639,718
	Asia-Pacific cash cost of revenues	151,133	156,430	141,964	456,955	423,165
	Cash cost of revenues	$ 725,750	$ 720,796	$ 610,827	$ 2,112,524	$ 1,793,898

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$ 616,396	$ 621,445	$ 568,572	$ 1,843,386	$ 1,677,845
	Depreciation and amortization expense	(130,990)	(132,856)	(118,558)	(394,051)	(347,032)
	Stock-based compensation expense	(86,057)	(92,147)	(91,098)	(265,596)	(263,411)
	Cash operating expense	$ 399,349	$ 396,442	$ 358,916	$ 1,183,739	$ 1,067,402

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$ 212,506	$ 215,016	$ 193,089	$ 638,193	$ 579,327
	Depreciation and amortization expense	(50,989)	(51,221)	(50,115)	(153,066)	(147,553)
	Stock-based compensation expense	(22,638)	(22,554)	(22,507)	(64,697)	(65,862)
	Cash sales and marketing expense	$ 138,879	$ 141,241	$ 120,467	$ 420,430	$ 365,912

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expense	$ 403,890	$ 406,429	$ 375,483	$ 1,205,193	$ 1,098,518
	Depreciation and amortization expense	(80,001)	(81,635)	(68,443)	(240,985)	(199,479)
	Stock-based compensation expense	(63,419)	(69,593)	(68,591)	(200,899)	(197,549)
	Cash general and administrative expense	$ 260,470	$ 255,201	$ 238,449	$ 763,309	$ 701,490

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$ 238,524	$ 230,284	$ 203,026	$ 700,689	$ 618,493
	EMEA cash SG&A	94,197	94,258	87,639	281,980	262,762
	Asia-Pacific cash SG&A	66,628	71,900	68,251	201,070	186,147
	Cash SG&A	$ 399,349	$ 396,442	$ 358,916	$ 1,183,739	$ 1,067,402

(8)

We define adjusted EBITDA as net income excluding income tax expense, interest income, interest expense, other expense, gain (loss) on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs, and gain or loss on asset sales as presented below:

	Net income	$ 275,760	$ 207,013	$ 211,739	$ 741,503	$ 575,674
	Income tax expense	19,985	37,385	34,606	112,425	75,985
	Interest income	(23,111)	(23,503)	(11,192)	(66,002)	(17,806)
	Interest expense	101,385	99,973	91,346	298,839	262,137
	Other expense	5,972	11,518	6,735	9,987	22,522
	(Gain) loss on debt extinguishment	360	—	(75)	106	(184)
	Depreciation, amortization and accretion expense	461,842	460,461	431,668	1,381,298	1,300,882
	Stock-based compensation expense	98,446	104,546	101,830	301,707	296,464
	Transaction costs	(775)	5,718	2,007	6,543	11,310
	(Gain) loss on asset sales	(3,933)	(1,941)	2,252	(5,022)	3,976
	Adjusted EBITDA	$ 935,931	$ 901,170	$ 870,916	$ 2,781,384	$ 2,530,960

	The geographic split of our adjusted EBITDA is presented below:

	Americas net income (loss)	$ 37,911	$ (42,264)	$ 48,369	$ (44,845)	$ 66,996
	Americas income tax expense	19,897	37,385	34,606	112,424	75,866
	Americas interest income	(17,506)	(18,631)	(10,374)	(51,312)	(16,006)
	Americas interest expense	86,691	83,892	80,681	254,863	233,571
	Americas other expense (income)	(39,137)	7,988	(68,241)	(26,045)	(147,434)
	Americas loss on debt extinguishment	—	—	39	—	198
	Americas depreciation, amortization and accretion expense	251,855	251,594	234,788	748,556	694,973
	Americas stock-based compensation expense	64,067	69,464	69,272	201,345	206,866
	Americas transaction costs	1,054	2,610	3,241	4,141	8,947
	Americas loss on asset sales	65	710	2,778	3,605	3,961
	Americas adjusted EBITDA	$ 404,897	$ 392,748	$ 395,159	$ 1,202,732	$ 1,127,938

	EMEA net income	$ 125,992	$ 151,942	$ 82,558	$ 476,949	$ 282,584
	EMEA income tax expense	—	—	—	—	119
	EMEA interest income	(2,730)	(2,872)	(487)	(8,142)	(1,279)
	EMEA interest expense	3,931	4,557	2,219	12,637	3,023
	EMEA other expense (income)	42,284	(2,862)	69,245	22,942	155,585
	EMEA depreciation, amortization and accretion expense	125,613	123,100	112,065	373,388	343,001
	EMEA stock-based compensation expense	20,958	21,510	19,174	61,304	54,454
	EMEA transaction costs	(1,878)	2,090	(1,488)	1,048	1,763
	EMEA gain on asset sales	(3,998)	(2,651)	—	(8,627)	(237)
	EMEA adjusted EBITDA	$ 310,172	$ 294,814	$ 283,286	$ 931,499	$ 839,013

	Asia-Pacific net income	$ 111,857	$ 97,335	$ 80,812	$ 309,399	$ 226,094
	Asia-Pacific income tax expense	88	—	—	1	—
	Asia-Pacific interest income	(2,875)	(2,000)	(331)	(6,548)	(521)
	Asia-Pacific interest expense	10,763	11,524	8,446	31,339	25,543
	Asia-Pacific other expense	2,825	6,392	5,731	13,090	14,371
	Asia-Pacific (gain) loss on debt extinguishment	360	—	(114)	106	(382)
	Asia-Pacific depreciation, amortization and accretion expense	84,374	85,767	84,815	259,354	262,908
	Asia-Pacific stock-based compensation expense	13,421	13,572	13,384	39,058	35,144
	Asia-Pacific transaction costs	49	1,018	254	1,354	600
	Asia-Pacific (gain) loss on asset sales	—	—	(526)	—	252
	Asia-Pacific adjusted EBITDA	$ 220,862	$ 213,608	$ 192,471	$ 647,153	$ 564,009

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region are presented below:

	Americas cash gross margins	70%	70%	71%	71%	70%
	EMEA cash gross margins	57%	57%	63%	58%	63%
	Asia-Pacific cash gross margins	66%	65%	65%	65%	64%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	44%	44%	47%	45%	46%
	EMEA adjusted EBITDA margins	44%	43%	48%	45%	48%
	Asia-Pacific adjusted EBITDA margins	50%	48%	48%	50%	48%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$ 935,931	$ 901,170	$ 870,916	$ 2,781,384	$ 2,530,960
	Less adjusted EBITDA - prior period	(901,170)	(944,283)	(860,332)	(2,569,988)	(2,371,152)
	Adjusted EBITDA growth	$ 34,761	$ (43,113)	$ 10,584	$ 211,396	$ 159,808

	Revenues - current period	$ 2,061,030	$ 2,018,408	$ 1,840,659	$ 6,077,647	$ 5,392,260
	Less revenues - prior period	(2,018,408)	(1,998,209)	(1,817,154)	(5,528,658)	(5,039,473)
	Revenue growth	$ 42,622	$ 20,199	$ 23,505	$ 548,989	$ 352,787

	Adjusted EBITDA flow-through rate	82%	(213) %	45%	39%	45%

(12)

FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

	Net income	$ 275,760	$ 207,013	$ 211,739	$ 741,503	$ 575,674
	Net (income) loss attributable to non-controlling interests	34	17	68	107	(92)
	Net income attributable to Equinix	275,794	207,030	211,807	741,610	575,582
	Adjustments:
	Real estate depreciation	284,760	283,673	271,920	852,114	830,162
	(Gain) loss on disposition of real estate property	(3,480)	1,175	2,002	256	6,697
	Adjustments for FFO from unconsolidated joint ventures	5,006	3,362	2,667	11,492	6,948
	FFO attributable to common shareholders	$ 562,080	$ 495,240	$ 488,396	$ 1,605,472	$ 1,419,389

(13)

AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

	FFO attributable to common shareholders	$ 562,080	$ 495,240	$ 488,396	$ 1,605,472	$ 1,419,389
	Adjustments:
	Installation revenue adjustment	(481)	6,121	9,959	3,403	10,770
	Straight-line rent expense adjustment	6,323	10,614	6,811	18,116	14,678
	Contract cost adjustment	(9,835)	(13,735)	(12,678)	(30,252)	(35,508)
	Amortization of deferred financing costs and debt discounts	4,684	4,653	4,533	13,927	13,273
	Stock-based compensation expense	98,446	104,546	101,830	301,707	296,464
	Stock-based charitable contributions	—	2,543	—	2,543	14,039
	Non-real estate depreciation expense	125,882	125,535	106,400	372,362	315,324
	Amortization expense	52,297	52,428	51,873	157,199	153,317
	Accretion expense adjustment	(1,097)	(1,175)	1,476	(377)	2,080
	Recurring capital expenditures	(51,736)	(39,672)	(50,182)	(113,137)	(108,838)
	(Gain) loss on debt extinguishment	360	—	(75)	106	(184)
	Transaction costs	(775)	5,718	2,007	6,543	11,310
	Impairment charges (1)	1,518	—	1,815	1,518	1,815
	Income tax expense (benefit) adjustment (1)	(16,719)	1,542	(965)	(13,595)	(50,971)
	Adjustments for AFFO from unconsolidated joint ventures	670	(96)	836	2,137	(898)
	AFFO attributable to common shareholders	$ 771,617	$ 754,262	$ 712,036	$ 2,327,672	$ 2,056,060

(1) Impairment charges relate to the impairment of an indemnification asset resulting from the settlement of a pre-acquisition uncertain tax position, which was recorded as Other Income (Expense) on the Condensed Consolidated Statements of Operations. This impairment charge was offset by the recognition of tax benefits in the same amount, which was included within the Income tax expense adjustment line on the table above.

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$ 935,931	$ 901,170	$ 870,916	$ 2,781,384	$ 2,530,960
	Adjustments:
	Interest expense, net of interest income	(78,274)	(76,470)	(80,154)	(232,837)	(244,331)
	Amortization of deferred financing costs and debt discounts	4,684	4,653	4,533	13,927	13,273
	Income tax expense	(19,985)	(37,385)	(34,606)	(112,425)	(75,985)
	Income tax expense (benefit) adjustment	(16,719)	1,542	(965)	(13,595)	(50,971)
	Straight-line rent expense adjustment	6,323	10,614	6,811	18,116	14,678
	Stock-based charitable contributions	—	2,543	—	2,543	14,039
	Contract cost adjustment	(9,835)	(13,735)	(12,678)	(30,252)	(35,508)
	Installation revenue adjustment	(481)	6,121	9,959	3,403	10,770
	Recurring capital expenditures	(51,736)	(39,672)	(50,182)	(113,137)	(108,838)
	Other expense	(5,972)	(11,518)	(6,735)	(9,987)	(22,522)
	(Gain) loss on disposition of real estate property	(3,480)	1,175	2,002	256	6,697
	Adjustments for unconsolidated JVs' and non-controlling interests	5,710	3,283	3,572	13,736	5,959
	Adjustments for impairment charges	1,518	—	1,815	1,518	1,815
	Adjustment for gain (loss) on sale of assets	3,933	1,941	(2,252)	5,022	(3,976)
	AFFO attributable to common shareholders	$ 771,617	$ 754,262	$ 712,036	$ 2,327,672	$ 2,056,060

(15)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to Equinix is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share	93,683	93,535	91,896	93,396	91,234
	Effect of dilutive securities:
	Employee equity awards	485	322	239	392	285
	Shares used in computing diluted net income per share, FFO per share and AFFO per share	94,168	93,857	92,135	93,788	91,519

	Basic FFO per share	$ 6.00	$ 5.29	$ 5.31	$ 17.19	$ 15.56
	Diluted FFO per share	$ 5.97	$ 5.28	$ 5.30	$ 17.12	$ 15.51

	Basic AFFO per share	$ 8.24	$ 8.06	$ 7.75	$ 24.92	$ 22.54
	Diluted AFFO per share	$ 8.19	$ 8.04	$ 7.73	$ 24.82	$ 22.47

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